UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2019

WORTHY PEER CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Commission file number:	024-10766

Delaware	81-4011787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Boca Commerce Center 551 NW 77 Street Suite 212 Boca Raton, FL	33487
(Address of principal executive office)	(Zip Code)

(561) 288-8467

(Registrant’s telephone number, including area code)

Worthy Bonds

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should read thoroughly this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

Item 1.	Business.

History and Overview

We were incorporated under the laws of the State of Delaware on June 9, 2016. Our wholly owned subsidiary Worthy Lending, LLC, a Delaware limited liability company, was formed on August 27, 2018.

Our principal address is One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. Our phone number is (561) 288-8467.  Our websites are located at www.worthybonds.com and www.worthylending.com. The information which appears on, is contained or is accessible through our websites is not a part of, and is not incorporated by reference, into this Annual Report on Form 1-K.

When used herein, the terms “we,” “us,” “ours,” “Worthy,” and the “Company” refers to Worthy Peer Capital, Inc., a Delaware corporation, and our wholly owned subsidiary Worthy Lending, LLC, a Delaware limited liability company, and “WFI” refers to Worthy Financial, Inc., a Delaware corporation that is our parent company.

When used herein, “2019” means the year ended December 31, 2019, “2018” means the year ended December 31, 2018.

We are an early-stage company. We are a wholly owned subsidiary of WFI. WFI was organized in 2016 to create a “Worthy Community” in an effort to help intended members achieve financial wellness and to develop the Worthy Fintech Platform. WFI was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation. WFI’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. At the same time there are two rapidly growing trends – peer financing and robo investing. In addition to the millennials, we may also seek to establish strategic relationships with local and national companies to incorporate our services to the benefits it provides to its hourly employees, borrowers and users, as well as veterans and municipal employees and colleges and university alumni associations.

Our business model is centered around providing loans for small businesses, including (i) loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment; and (ii) purchase order financing. The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. To a lesser extent we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income and/or equity investments; and (iv) provide factoring financing and other types of loans.

Our business model provides that at least 60% of our assets are to be used for (i) loans to manufacturers, wholesalers and retailers secured by inventory and/or equipment, and (ii) purchase order financing. To a lesser extent (not more than 40% of our assets), we may also provide (i) secured loans to other borrowers, (ii) acquire equity interests in real estate (not more than 10% within this 40% cap); (iii) make fixed income investments; and (iv) provide factoring financing, provided the amount and nature of such activities does not cause us to lose our exemption from regulation as an investment company pursuant to the Investment Company Act of 1940.

WFI is currently facilitating a Regulation A offering by its other wholly owned subsidiary Worthy Peer Capital II, Inc. (“Worthy Peer II”), a Florida corporation that filed a Form 1-A with the Securities and Exchange Commission (the “SEC”) on February 4, 2020, as amended, under SEC File No. 024-11150 which was qualified by the SEC on March 17, 2020. Worthy Peer II was incorporated in October 2019 and its business model is centered around providing loans for small businesses including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing.

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Recent Developments

On January 2, 2020, the Company entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management Inc., a Florida corporation and an affiliate and a wholly owned subsidiary of our parent company (“Worthy Management”). Pursuant to the Management Services Agreement, Worthy Management agreed to provide the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management (collectively the “Services”). On August 1, 2019 Worthy Peer Capital, Inc. commenced a 5 year lease for its corporate headquarters located in Boca Raton, Florida. Worthy Management will make the monthly payments and allocate the cost ratable to the Worthy subsidiaries.

The Company agreed to pay Worthy Management a monthly management services fee, in advance, equal to the costs of Worthy Management incurred by it in providing the staff and office expenses as included in the Services. The term of the Management Services Agreement commenced on January 1, 2020 and shall end on December 31, 2024 (the “Initial Term”). At the end of the Initial Term, the Management Services Agreement automatically renews for successive one year terms, unless either party delivers written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any additional term as renewed.

On February 20, 2020, the Company entered into a Stock Redemption Agreement (the “Redemption Agreement”) with its parent company and sole shareholder, WFI pursuant to which the Company agreed to redeem 999,900 shares of its outstanding common stock par value $0.0001 per share (the “Common Stock”) out of the 1,000,000 shares of Common Stock held by WFI, from WFI, in exchange for $1.00, which resulted in WFI continuing to hold 100 shares of the Company’s Common Stock after the Redemption Agreement.

On February 24, 2020, the Company filed a Certificate of Amendment to its Certificate of Incorporation (the “Amendment”) with the State of Delaware to reduce its total number of shares of stock which the Company is authorized to issue to 100 shares of Common Stock. Prior to the Amendment, the Company had total authorized stock of 6,000,000, of which 5,000,000 were Common Stock and of which 1,000,000 were Preferred Stock. Pursuant to the Amendment, series of Preferred Stock may be created and issued from time to time with such designations, preferences and rights as shall be stated in a resolution adopted by the Company’s Board of Directors.

On March 17, 2020, we completed the Offering. From January 2018 through March 17, 2020, we sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors.

Notwithstanding the completion of the Offering, we inadvertently sold after March 17, 2020, $630,380 more than the Maximum Offering Amount allowable under the Offering Statement due to a coding error as to redemption transactions in our software. As a result of the Oversubscription, on March 25, 2020, we rescinded the purchase and sale of the Oversubscribed Bonds by refunding and crediting the accounts of the 2,250 purchasers of the Oversubscribed Bonds their respective investment amounts, without any deduction therefrom, and cancelling the Oversubscribed Bonds.

Since we have completed the Offering, we may no longer offer interest reinvestment in Worthy Bonds under our auto-invest program to bondholders who selected this reinvestment feature as we may not issue any more Worthy Bonds under the Offering Statement. In lieu of interest reinvestment in Worthy Bonds, we will pay interest on interest (compounded interest) and credit such interest to such bondholders’ accounts.

Our Regulation A Public Offering

On March 17, 2020, we completed the Offering. From January 2018 through March 17, 2020, we sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors. Notwithstanding the completion of the Offering, we inadvertently sold after March 17, 2020, $630,380 more than the Maximum Offering Amount allowable under the Offering Statement due to a coding error as to redemption transactions in our software. As a result of the Oversubscription, on March 25, 2020, we rescinded the purchase and sale of the Oversubscribed Bonds by refunding and crediting the accounts of the 2,250 purchasers of the Oversubscribed Bonds their respective investment amounts, without any deduction therefrom, and cancelling the Oversubscribed Bonds.

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The Worthy Bonds:

●	were priced at $10.00 each;
●	represent a full and unconditional obligation of our Company;
●	bear interest at 5% per annum, subject to our option to increase the interest rate up to an additional 1% per annum;
●	have a term of three years, renewable at the option of the bond holder for up to two additional three-year terms;
●	may be subject to a put by the holder at a 1% discount (if implemented, may be charged only if exercised during the first year and chargeable against accrued interest and if a put is for more than $50,000, holder must give us 30 days prior written notice);
●	are subject to a call by our Company; and
●	are not payment dependent on any underlying small business loan.

The Worthy Bonds are not dependent upon any particular loan and remain at all times the general obligations of Worthy. The Worthy Bonds were being offered pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, for Tier 2 offerings. Proceeds from the sale of the Worthy Bonds were be used to fund loans and for general corporate purposes, including the costs of the Offering.

Since we have completed the Offering, we may no longer offer interest reinvestment in Worthy Bonds under our auto-invest program to bondholders who selected this reinvestment feature as we may not issue any more Worthy Bonds under the Offering Statement. In lieu of interest reinvestment in Worthy Bonds, we will pay interest on interest (compounded interest) and credit such interest to such bondholders’ accounts.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of our Regulation A offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we will be an “emerging growth company” upon completion of this of our Regulation A Offering and could remain an “emerging growth company” until as late as March 2025.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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Worthy Fintech Platform

WFI has developed technology solutions, including the Worthy App and the Worthy Website, that facilitated the purchase of Worthy Bonds in the Offering prior to the completion of the Offering and provides information on accounts of the Worthy Bond investors. We refer to these each as the “Worthy App,” the “Worthy Website” and together as the “Worthy Fintech Platform.” At the present time, access to the Worthy Fintech Platform is provided to us at no cost. In the future, however, we may enter into a license agreement with WFI covering the use of the platform. The terms of such agreement, however, are unknown at this time. As the Offering has been completed, the Worthy Fintech Platform can no longer be used to purchase the Worthy Bonds from the Company.

Worthy App

The Worthy App was designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than 600 billion dollars a year. The Worthy App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next highest dollar until the “round up” reaches $10.00 at which time the user would purchase a $10.00 Worthy Bond. The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

As the Offering has been completed, the Worthy App can no longer be used to purchase the Worthy Bonds from the Company.

Worthy Website

By accessing our website at www.worthybonds.com, prospective Worthy Bonds investors could create a username and password, and indicate agreement to our terms and conditions and privacy policy.

The following features are available to participants in the Worthy Bonds program through our website:

●	Available Online Directly from Us. You could purchase Worthy Bonds directly from us through our website prior to the completion of the Offering;
●	No Purchase Fees Charged. We have not charged any commission or fees to purchase Worthy Bonds through our website. Purchasers may have been charged a transaction fee if their method of payment required us to incur an expense. The transaction fee was equal to the amount that the Company was charged by the payment processor. However, other financial intermediaries, if engaged by an investor, may have charged commissions or fees;
●	Invest as Little as $10. You were able to build ownership over time by making purchases as low as $10;
●	Flexible, Secure Payment Options. You were able to purchase Worthy Bonds electronically or by wire transfer; and
●	View Your Portfolio Online. You can view your investments, returns, and transaction history online, as well as receive tax information and other portfolio reports.

As the Offering has been completed, the Worthy Website can no longer be used to purchase the Worthy Bonds from the Company.

Our Business

Under our business model, we generate revenue in multiple ways: through fees charged to borrowers, interest generated from each loan that we purchase or in which we participate and potentially fees from ancillary services that we introduce to our Worthy members and others provided by us.

We provide at least 60% of our assets for (i) loans to manufacturers, wholesalers, and retailers secured by inventory and/or equipment; and (ii) purchase order financing. To a lesser extent (not more than 40%), we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income investments; and (iv) provide factoring financing, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

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The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. The line of credit can be used to purchase additional inventory.

Purchase order financing allows manufacturers and wholesalers to receive up to 100 percent of the funds needed to fill an order for specified merchandise when they are unable to do so on their own.

Subject to the limitations described above, we may also purchase directly or indirectly accounts receivables in a factoring transaction. Factoring is a financial transaction and type of debtor financing in which a business sells its accounts receivables (i.e., invoices) to a third party called a factor at a discount.

We anticipate that we will generate fees from our ancillary services by agreement with WFI. These ancillary services will be from introducing our bond holders to providers of personal loans, refinanced student loans, and small business loans. We are to receive 1/3 of the fees received by WFI. We are unable to anticipate the amount of the loans or the fees we will receive.

Our Loan and Investment Portfolio

Commencing in September of 2018, the Company, through its wholly owned subsidiary Worthy Lending, LLC, began loaning funds directly to borrowers and through participation agreements with other lenders under loan agreements for an aggregate amount of $1,200,000, with small business borrowers based in the United States. During the year ended December 31, 2019 the Company loaned an additional aggregate amount of $12,576,907 to small business borrowers based in the United States. The balance due the Company at December 31, 2019 was $10,161,592, net of a loan loss reserve of $1,841,315.

The loans pay interest at varying rates ranging from 0.62% per month to 1.5% per month and collateral management fees ranging from of 0.5% to 1% per month. The loan agreements have customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as revenue over the term of the loan. One of the loans has an annual facility fee, which is being amortized into income over one year. The term of the loans range from two to three years, with no prepayment penalty and generally pay interest only in year one. The loans are secured by the assets of the borrowers. These investments were funded by sales of our Worthy Bonds. There was no loan allowance required at any time during the year ended December 31, 2018. The loan allowance was $1,841,315 at December 31, 2019.

During the year ended December 31, 2019, the Company invested in 8 mortgage loans for a total of $1,774,000, each loan is secured by a mortgage in the real estate, and is located in the state of Florida. Each loan has a maturity date of 2 years and matures on various dates ranging between March of 2021 and December of 2021.These loans pay interest at rates between 9.5% and 10.5% and is serviced by an outside, unrelated party.

The Company maintains a portfolio of investments on its consolidated balance sheet as marketable securities held at fair value. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost. The Company typically invests in a portfolio of private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, certificates of deposit, asset backed securities, and U.S. treasury securities are intended to mitigate risk and minimize potential risk of principal loss. The Company’s investment policy limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

Marketing and Strategy

Our Bonds were marketed through our website, on-line information sources, social networks, and institutional (Colleges and universities, charities, trade associations and employer) sources of introduction and referral.

Our strategy is to expand our network of online information, social networking, and institutional, (colleges and universities, charities, trade organizations, and employer) sources of introductions and referrals to our targeted users.

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We are pursuing the following strategies:

●	Grow the Worthy community;
●	Market our products through digital and other social networking channels;
●	Establish strategic relationship with lending platforms; and
●	Establish strategic relationships with service providers.

Competition

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. We seek to, but may not be able to effectively compete with such competitors.

We believe we benefit from the following competitive strengths:

We are part of the Worthy Community. The Worthy FinTech Platform is targeted to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions yet they have a need to accumulate assets for retirement or otherwise. The Worthy FinTech Platform provides for a savings and investing alternative for the millennials as well as potential access to other services, which may appeal to millennials, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling.

We are part of the fast-growing online lending industry. Alternative lenders often provide a more appealing financing option to small businesses as they are usually more flexible than larger financial institutions on loan repayment terms and often approve loans much faster than banks. For example, online “peer-to-peer” lending websites use technology to meet market demand where traditional bank and institutional financing has become more difficult to obtain. Lenders often have significant cost advantages over banks, including lower overhead and the absence of branch offices and extensive sales forces. These efficiencies often make it easier for nonbanks to originate loans to borrowers whose options online were traditionally limited to banks.

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the small business lending market for commercial loans below $500,000. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our small business loan program enables us to profitably participate in loans at these levels.

Employees

We currently have no full time employees and no part time employees. Staffing is currently provided to us by Worthy Management, Inc., a wholly owned subsidiary of our parent company.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Our Principal Executive Offices

Our principal office is located at One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. The space is approximately 2,500 square-feet, executive suite office space.

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Effective January 1, 2020, pursuant to the Management Services Agreement with Worthy Management, Worthy Management agreed to provide the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. The Company agreed to pay Worthy Management a monthly management services fee, in advance, equal to the costs of Worthy Management incurred by it in providing the staff and office expenses as included in the Services. On August 1, 2019 Worthy Peer Capital, Inc. commenced a 5 year lease for its corporate headquarters located in Boca Raton, Florida. As part of the lease the Company was required to make a security deposit of $11,618. Monthly rent is $5,296 inclusive of sales tax and the lease contains an annual escalation clause of 4%. Worthy Management will make the monthly payments and allocate the cost ratable to the Worthy subsidiaries.

We do not own any physical properties. If necessary, we believe we can find alternative office space without difficulty near our current location.

Governmental Regulation

The sale of our Worthy Bonds is subject to federal securities laws. The distribution of our Worthy Bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by the us are also subject to state usury laws. Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

Additionally, the collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights. We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business. The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

No Public Market

Although under Regulation A the Worthy Bonds are not restricted, Worthy Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Bonds, and we do not intend to list Worthy Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy Bonds through their maturity dates as Worthy Bonds are expected to be highly illiquid investments.

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

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Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

The sale of our Worthy Bonds is subject to federal securities laws. The distribution of our Worthy Bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by the us are also subject to state usury laws.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus and catastrophes.

Our borrowers are primarily small businesses. Accordingly, our borrowers will historically have been, and may in the future may remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans that we make or in which we may participate or default rates by borrowers will remain at current expected levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

The recent outbreak of the coronavirus may cause an overall decline in the economy as a whole, and has already caused an unusually high redemption rate in 2020, and may materially harm our business, results of operations and financial condition.

If the recent outbreak of the coronavirus continues to grow, the effects of such a widespread infectious disease and epidemic may cause an overall decline in the economy as a whole. The coronavirus has already caused an unusually high redemption rate in 2020. The entire actual effects of the spread of coronavirus are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of the coronavirus, if it continues may cause an overall decline in the economy as a whole and therefore may materially harm our business, results of operations and financial condition.

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Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Currently, our staffing needs are provided to us by Worthy Management, Inc., a wholly owned subsidiary of our parent company. Prior to January 1, 2020, additional management and staffing were provided by our parent company at no cost to us. We may need to engage employees as our Company continues to grow. Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

We operate in a competitive market which may intensify, and competition may limit our ability to continue with our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to continue with our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

Risks Related to Our Company

We are an early-stage startup and we may never become profitable.

We have not yet reached profitability. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

There is substantial doubt about our ability to continue as a going concern.

We began reporting revenues in 2018. In 2019 we generated net losses and had cash used in operations of approximately $3,406,000 and $1,540,000, respectively. At December 31, 2019 we had a shareholder’s deficit and accumulated deficit of approximately $3,059,000, and $3,600,000, respectively. These conditions raise substantial doubt about our ability to continue as a going concern for a period of 12 months from the issuance date of this report. Our consolidated financial statements have been prepared assuming that we will continue as a going concern. No assurances can be given our operations will provide sufficient revenues to cover our operating expenses.

We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	increase the number and total volume of loans and other credit products extended to borrowers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our direct marketing and lead generation through referral sources;
●	successfully develop and deploy new products;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
●	successfully navigate economic conditions and fluctuations in the credit market;
●	effectively manage the growth of our business; and
●	successfully expand our business into adjacent markets.

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We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

We have only begun to make loans with the proceeds from the sale of the Worthy Bonds.

We made our first loan in September 2018 and as of April 15, 2020, we had approximately $17,400,000 outstanding loans. While we have identified several additional opportunities for investment in the proceeds, our lending history is limited. Interest on the proceeds from our Regulation A offering will not cover interest payments accruing on the bonds or our operating expenses. Accordingly, until such time as we are able to generate significant income from the investment of the proceeds we will be required to utilize cash on hand to make the interest payments which will reduce the amount of proceeds available for loans by us.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our Company.

Our loans may be unsecured obligations of our borrowers.

We believe that some of our loans may be unsecured obligations of the borrowers. This means that, for those loans, we will not be able to foreclose on any assets of our borrowers in the event that they default. This limits our recourse in the event of a default. We may also attract borrowers who have fewer assets and may be engaged in less developed businesses than our peers. If we are unable to access collateral on our loans that default, our results of operations may be adversely impacted.

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

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Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

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If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

We will face increasing competition and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to individuals and small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. If we are not able to compete effectively with our competitors, our operating results could be harmed.

Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key personnel or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw, our Chief Executive Officer, and Alan Jacobs, our Executive Vice President and President of our Worthy Lending LLC subsidiary. Ms. Outlaw and Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services.

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The nature of our business may subject us to regulation as an investment company pursuant to the Investment Company Act of 1940.

We believe that we fall within the exception of an investment company provided by Section 3(c)(5)(A) and/or Section 3(c)(5)(B) of the Investment Company Act of 1940. Section 3(c)(5)(A) provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring notes representing part or all of the sales price of merchandise and/or services. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. To a lesser extent (not more than 40%) we may also make secured loans to other types of borrowers provided the amount and nature of such loans does not cause us to lose our exemption from the registration requirements of the Investment Company Act of 1940. If for any reason we fail to meet the requirements of the exemptions provided by Section 3(c)(5)(A) or 3(c)(5)(B) we will be required to register as an investment company, which could materially and adversely affect our proposed plan of business.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. We have limited experience complying with the provisions of Regulation A or making the public filings required by the rule. Besides qualifying this Form 1-A, we must continue to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with our Regulation A reporting requirements. Compliance with Regulation A will also require greater expenditures on outside counsel and outside auditors in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

We are subject to the risk of fluctuating interests rates, which could harm our business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we pay to the holders of Worthy Bonds. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations.

Risks Related to Worthy Bonds

There is no public market for Worthy Bonds, and none is expected to develop.

Worthy Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Worthy Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Bonds, and we do not intend to list Worthy Bonds on a national securities exchange or interdealer quotational system. Bondholders should be prepared to hold your Worthy Bonds through their maturity dates as Worthy Bonds are expected to be highly illiquid investments.

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The characteristics of the Worthy Bonds, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The Worthy Bonds may not be a suitable investment for you. The characteristics of the notes, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The Worthy Bonds may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors.

Holders of Worthy Bonds are exposed to the credit risk of our Company.

Worthy Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, you will have an unsecured claim against us. Worthy Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

The Worthy Bonds are unsecured obligations.

The Worthy Bonds do not represent an ownership interest in any specific Worthy loans, their proceeds, or their assets. The Worthy Bonds are unsecured general obligations of Worthy only and not any Worthy borrower. The Worthy Bonds will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Worthy Bonds. Therefore as unsecured obligations, there is no security to be provided to the holders of the Worthy Bonds.

Holders of the Worthy Bonds have no voting rights.

Holders of the Worthy Bonds have no voting rights and therefore will have no ability to control the Company. The Worthy Bonds do not carry any voting rights and therefore the holders of the Worthy Bonds will not be able to vote on any matters regarding the operation of the Company. As a bondholder will have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

There is a risk that the Worthy Website and the Worthy App may be hacked.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services on the Worthy Website and the Worthy App. There is a risk that the Worthy Website and the Worthy APP may be hacked. Worthy Bonds will be issued by computer-generated program on our website and electronically signed by us in favor of the investor. The Worthy Bonds will be stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would case an adverse effect on our business operations and will jeopardize the privacy of our users date, and can lead to us having to cease operations altogether.

The Worthy Bond Holders may have been subject to third party fees.

Worthy Bond investors were not charged a servicing fee for their investment, but may have been charged a transaction fee if their method of payment required us to incur an expense. The transaction fee was equal to the amount that the Company was charged by the payment processor. Other financial intermediaries, however, if engaged by investors, may have charged then commissions or fees.

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The Worthy Bond Holders may be subject to a servicing fee upon transfer.

The Worthy Bonds are transferable except a servicing fee of up to 1% may be charged for the transfer of Worthy Bonds to third parties, which charge would only be made against accrued interest.

Because the Worthy Bonds will have no sinking fund, insurance, or guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Worthy Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Worthy Bonds. The Worthy Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invested in the Worthy Bonds, you will have to rely only on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. If our cash flow from operations and other sources of funds are not sufficient to pay any amounts owed under the Worthy Bonds, then you may lose all or part of your investment.

Holders of our Worthy Bonds are bound by the arbitration provisions contained in our Investor Purchase Agreement which limits their ability to bring class action lawsuits or seek remedies on a class basis, unless they opt out.

By purchasing our Worthy Bonds, investors agreed to be bound by the arbitration provisions contained in Section 14 of our Investor Purchase Agreement which provides that arbitration or small claims court are the exclusive means for resolving disputes against the Company. Section 14 also waives a right to a trial by jury and a class action for each the Company and the subscribing investor.

In accordance with Section 14 of the Investor Purchase Agreement, the parties agreed to (i) resolve disputes of the holders of Worthy Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action, including, but not limited to, any disputes under the U.S. federal securities laws and disputes not in connection with the offering of the Worthy Bonds, and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. Pursuant to the terms of the Investor Purchase Agreement, if a holder of Worthy Bonds does not agree to the terms of the arbitration provision, the holder may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the Investor Purchase Agreement. If the opt-out notice is not received within thirty (30) days, the holder of Worthy Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Florida, we believe that the arbitration provision in the Investor Purchase Agreement is enforceable under federal law and the laws of the State of Florida. Although holders of Worthy Bonds will be subject to the arbitration provisions of the Investor Purchase Agreement, the arbitration provisions do not preclude holders of Worthy Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE INVESTOR PURCHASE AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

The Investor Purchase Agreement provides that, to the extent permitted by law, each party to the Investor Purchase Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Worthy Bonds or the Investor Purchase Agreement, including any claims under the U.S. federal securities laws and claims not in connection with the offering of the Worthy Bonds. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Worthy Bonds will be subject to these provisions of the Investor Purchase Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE INVESTOR PURCHASE AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

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If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

All Arbitration shall take place in Palm Beach County, Florida, within the U.S. Southern District of Florida, or in such location as agreed upon by the parties.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our consolidated financial condition and consolidated results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report.

Overview

Our business model is centered around providing loans for small businesses, including (i) loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment; and (ii) purchase order financing. The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. To a lesser extent we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income and/or equity investments; and (iv) provide factoring financing and other types of loans, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

Through December 31, 2017 we were engaged in organizational activities. During 2018 we achieved several important milestones in the implementation of our business model.

In January 2018 we began offering our Worthy Bonds in our public offering. During 2018 we sold approximately $2.8 million in Worthy Bonds, and approximately $369,000 of the bonds were redeemed in accordance with their terms. In 2019 we have continued to raise capital through the sale of Worthy Bonds. Through December 31, 2019 we have sold an additional approximately $32,800,000 in Worthy Bonds, and during through December 31, 2019 approximately $7,646,000 of the bonds were redeemed in accordance with their terms.

On March 17, 2020, we completed the Offering. From January 2018 through March 17, 2020, we sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors. Notwithstanding the completion of the Offering, we inadvertently sold after March 17, 2020, $630,380 more than the Maximum Offering Amount allowable under the Offering Statement due to a coding error as to redemption transactions in our software. As a result of the Oversubscription, on March 25, 2020, we rescinded the purchase and sale of the Oversubscribed Bonds by refunding and crediting the accounts of the 2,250 purchasers of the Oversubscribed Bonds their respective investment amounts, without any deduction therefrom, and cancelling the Oversubscribed Bonds.

In March 2018, WFI launched the Worthy App, a free mobile app which is available for Apple iPhone users from the Apple Store and for Android phone users from the Play Store. The Worthy App allowed users to use their credit or debit cards, tracking their purchases and “rounding up” each purchase to the next highest dollar until the “round up” reaches $10.00 at which time the user purchases a $10.00 Worthy Bond.

In September 2018, we began deploying the capital we raised through the sale of Worthy Bonds, and between September 2018 and December 2018 we loaned approximately $1,200,000 under three loans to small business borrowers. Finally, during 2018 we also began generating revenue from our operations, including $35,461 in interest income and $12,015 in loan fees.

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Through December 31, 2019, we have also continued to deploy that capital through additional loan and financing arrangements for small businesses which are described in Notes 6 and 7, of the notes to the audited consolidated financial statements appearing elsewhere in this Annual Report.

While we have been successful in raising capital through the sale of Worthy Bonds, perhaps our biggest challenge in 2019 and to date has been is identifying and closing loans and other investments at a rate sufficient to permit us to effectively utilize the proceeds from the bond sales. In an effort to more efficiently deploy the capital we are raising, through December 31, 2019 we have continued to expand our network of participants and brokers and began establishing a network of asset based loan brokers, relationships which are or will be an important source of potential new loan business. We may also pursue the acquisition of existing asset based loan portfolios, and have continued to build our corporate infrastructure to support our expected growth, including an expansion of our underwriting department and adding personnel to our finance department.

We are also investing approximately 20% of the cash we have on hand in short-term, low risk, lower return investments, such as government securities and certificates of deposit and similar insured instruments, in an effort to generate sufficient interest on these funds to pay the bond interest pending utilization of the cash to fund loans or other investments with a greater return.

Recent Developments

On January 2, 2020, the Company entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management Inc., a Florida corporation and an affiliate and a wholly owned subsidiary of our parent company (“Worthy Management”). Pursuant to the Management Services Agreement, Worthy Management agreed to provide the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management (collectively the “Services”). The Company agreed to pay Worthy Management a monthly management services fee, in advance, equal to the costs of Worthy Management incurred by it in providing the staff and office expenses as included in the Services. The term of the Management Services Agreement commenced on January 1, 2020 and shall end on December 31, 2024 (the “Initial Term”). At the end of the Initial Term, the Management Services Agreement automatically renews for successive one year terms, unless either party delivers written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any additional term as renewed.

On February 20, 2020, the Company entered into a Stock Redemption Agreement (the “Redemption Agreement”) with its parent company and sole shareholder, WFI pursuant to which the Company agreed to redeem 999,900 shares of its outstanding common stock par value $0.0001 per share (the “Common Stock”) out of the 1,000,000 shares of Common Stock held by WFI, from WFI, in exchange for $1.00, which resulted in WFI continuing to hold 100 shares of the Company’s Common Stock after the Redemption Agreement.

On February 24, 2020, the Company filed a Certificate of Amendment to its Certificate of Incorporation (the “Amendment”) with the State of Delaware to reduce its total number of shares of stock which the Company is authorized to issue to 100 shares of Common Stock. Prior to the Amendment, the Company had total authorized stock of 6,000,000, of which 5,000,000 were Common Stock and of which 1,000,000 were preferred stock. Pursuant to the Amendment, series of preferred stock may be created and issued from time to time with such designations, preferences and rights as shall be stated in a resolution adopted by the Company’s Board of Directors.

On March 17, 2020, we completed the Offering. From January 2018 through March 17, 2020, we sold $50 million aggregate principal amount of Worthy Bonds to 12,285 investors.

Notwithstanding the completion of the Offering, we inadvertently sold after March 17, 2020, $630,380 more than the Maximum Offering Amount allowable under the Offering Statement due to a coding error as to redemption transactions in our software. As a result of the Oversubscription, on March 25, 2020, we rescinded the purchase and sale of the Oversubscribed Bonds by refunding and crediting the accounts of the 2,250 purchasers of the Oversubscribed Bonds their respective investment amounts, without any deduction therefrom, and cancelling the Oversubscribed Bonds.

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Since we have completed the Offering, we may no longer offer interest reinvestment in Worthy Bonds under our auto-invest program to bondholders who selected this reinvestment feature as we may not issue any more Worthy Bonds under the Offering Statement. In lieu of interest reinvestment in Worthy Bonds, we will pay interest on interest (compounded interest) and credit such interest to such bondholders’ accounts.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $3,406,000 and $1,540,000, respectively, for the year ended December 31, 2019. At December 31, 2019 we had a shareholder’s deficit and accumulated deficit of approximately $3,059,000 and $3,600,000, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report.

In response to the losses incurred in 2018 and 2019, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Cash on hand was approximately $7,500,000 at December 31, 2019. This cash was obtained through the sale of our Worthy Bonds.

No assurances can be given that the Company will achieve success without seeking additional financing. There also can be no assurances that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. The audited consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Operating Results

During the year ended December 31, 2019, our revenues included revenues from interest and dividend income, as well as loan fees. Loan fees are charged to the borrowers during loan originations and also include monthly collateral management fees. Interest income represents interest we earn on loans, investments and cash on deposit. The loan fees are offset against loan costs and then deferred to be recognized as non-interest income over the term of the loan. For term loans, we recognize interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees, which include collateral management fees are reflected as non-interest income in our consolidated statement of operations. Loan fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan. During the year ended December 31, 2018 our revenues primarily were limited to loan fees, interest income and interest as we did not begin deploying proceeds from the sale of Worthy Bonds to make loans and other investments until September 2018.

Total Interest income for the year ended December 31, 2019 was $771,226, an increase of $735,765 from the year ended December 31, 2018. This increase was the direct result of our increased loan portfolio and investments. At December 31, 2019 our loans receivable held for investments, net balance and mortgage loans held for investment were $10,161,592 and $1,774,000, respectively, which was an increase of $8,961,592 and $1,774,000, respectively from December 31, 2018. Our Provision for loan losses also increased at December 31, 2019 as a result of the increased loan portfolio. The balance at December 31, 2019 was $1,841,315 as compared to $0 at December 31, 2018.

Total Interest expense for the year ended December 31, 2019 was $572,816, an increase of $545,519 from the year ended December 31, 2018. The increase was the direct result of our increased bond sales during the year ended December 31, 2019 as compared to the year ended December 31, 2018.

19

Non-Interest income totaled $283,785 and consisted primarily of loan fees of $202,118, other income of $75,000, which was income earned by our Company as an award for being selected the top company in a business accelerator program competition. Also included in non-interest income is $6,667 of interest income from related parties. Included in non-interest income for the year ended December 31,2018 was $12,015 of loan fees. Included in non-interest expenses is general and administrative expense, provision for loan losses and net unrealized losses on marketable securities. Our general and administrative expenses increased substantially in the year ended December 31, 2019 as compared to the year ended December 31, 2018 which represents the growth of our Company during 2019. This increase is primarily attributable to increases of approximately $228,000 in marketing expenses, approximately $940,000 in compensation and related costs, approximately $380,000 in technology support costs and approximately $58,000 in professional fees in the year ended December 31, 2019 as compared to the year ended December 31, 2018. For the years ended December 31, 2019 and 2018 our net unrealized losses on marketable securities net of gains was $11,852 and $0, respectively. This was primarily due to an approximate loss of $44,000 in public preferred stock offset by gains of approximately $32,000 in corporate bonds and asset backed securities. Going forward we expect our general and administrative expenses to continue to increase as a result of the continued expansion of our operations. However, we are unable at this time to quantify these expected increases.

Until such time as we begin generating significant revenues, we expect to continue to report net losses.

Liquidity and Capital Resources

At December 31, 2019, we had total shareholder’s deficit of approximately $3,059,000 million as compared to a total shareholder’s deficit of approximately $4,000 at December 31, 2018. Our total assets increased substantially at December 31, 2019 as compared to December 31, 2018 which principally reflects approximately $7.5 million cash on hand from the sale of Worthy Bonds during the year ended December 31, 2019 and approximately $16.4 million of loans receivable held for investment, mortgage loans held for investment and other investments on our balance sheet Our total liabilities also increased substantially in the year ended December 31, 2019 as compared to the year ended December 31, 2018 which is principally related to the liabilities of approximately $27.6 million associated with the Worthy Bonds. We do not have any commitments for capital expenditures.

Summary of cash flows

	Year Ended December 31, 2019	Year Ended December 31, 2018
Net cash (used) in operating activities	$(1,540,000)	$(45,000)
Net cash (used) in investing activities	$(17,760,000)	$(1,200,000)
Net cash provided by financing activities	$(25,468,000)	$(2,500,000)

In both the year ended December 31, 2019 and the year ended December 31, 2018, net cash used in operating activities was used primarily to fund our losses. Net cash used in investing activities in the year ended December 31, 2019 represent loans made together with the purchase of investment securities. We did not generate or use any cash from investing activities during the first six months of 2018. Net cash provided by financing activities for the first six months 2018 and through the year ended December 31, 2019, represented proceeds from the sale of Worthy Bonds less redemptions, and a capital contribution from our parent company.

Significant accounting policies

Our significant accounting policies are fully described in Note 3 to our audited consolidated financial statements appearing elsewhere in this Annual Report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our audited consolidated financial statements.

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due from related parties, the useful lives of property and equipment, the estimate of the fair value of the lease liability and related right of use asset, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

20

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees and collateral management fees are reflected as non-interest income in our statement of operations.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Marketable Securities

On January 1, 2018 the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from marketable equity securities to be recognized in operations.

Marketable securities consist of various fixed income and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company classifies its marketable securities as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. The Company classifies marketable securities available to fund current operations as assets on its consolidated balance sheet. Marketable securities are recorded at fair value, with unrealized gains and losses included as a component of other income and expenses in the statement of operations. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis. There were no realized gains or losses on marketable securities for the years ended December 31, 2019 or 2018.

The Company reviews marketable securities for other-than-temporary impairment whenever the fair value of a marketable security is less than the amortized cost and evidence indicates that a marketable security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the marketable security, or if it is more likely than not that the Company will be required to sell the marketable security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loan Origination Fees and Cost

Loan Fees are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred to be recognized as non-interest income over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans held for investment through charges to the provision for loan losses in compliance with ASC 326 “Financial Instruments – Credit Losses.” Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

21

Item 3.	Directors and Officers.

Our executive officers and directors are as follows:

Name	Age	Position	Term of Office

Sally Outlaw	57	Chief Executive Officer, Co-Founder, Director	Since June 2016

Alan Jacobs	78	Executive Vice President, Chief Operating Officer, Director	Since June 2016

Sally Outlaw was a co-founder of the Company has served as our chief executive officer and director since inception. Sally Outlaw also serves as the President, Chief Executive Officer and a member of the Board of Directors of Worthy Peer Capital II, Inc. since October 2019. Since 2016, she has served as Chief Executive Officer of WFI where she engages in defining long term strategy, product development and implementing the company vision. Since October 2019 she has served as President, Chief Executive Officer and a member of the Board of Directors of Worthy Management. From October 2010 to December 2015 she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through The JOBS ACT. Ms. Outlaw is also president and CEO of Peerbackers Advisory LLC, an SEC-registered investment advisor and a wholly owned subsidiary of WFI. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984 and holds a Series 65 license as a Registered Investment Advisor. Ms. Outlaw brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

Alan Jacobs serves as our executive vice president, chief operating officer and director since inception. He also serves as president of our Worthy Lending LLC subsidiary. Mr. Jacobs has served as the Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Peer Capital, II since October 2019. He also serves as the president of Worthy Peer Capital II, Inc.’s subsidiary Worthy Lending II, LLC. Since October 2019 he has served as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Management. For more than the past five years he has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University in 1966. He was also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. from 2015 to 2018. Mr. Jacobs brings knowledge and experience in the financial industry, which we believe is of great value to our Company

Worthy Lending

In addition to Mr. Jacobs, Worthy Lending, LLC has two additional officers:

22

Jungkun (“Jang”) Centofanti.  Ms. Centofanti, 52, has served as Worthy Lending’s senior vice president and chief administrative officer since August 2018. Ms. Centofanti also serves as the Senior Vice President, Chief Administrative Officer and Secretary  of Worthy Peer Capital II, Inc. since October 2019. She is also Senior Vice President and Chief Administrative Officer of Worthy Lending II, LLC. Since October 2019 she has served as Senior Vice President, Chief Administrative Officer and Secretary of Worthy Management. Since January 2017 she has served as Vice President of our parent, WFI. Ms. Centofanti has more than 25 years of operational and management experience, which we believe is of great value to our Company. From September 2016 to July 2018 she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration, and from January 2017 to July 2018 she served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

Joseph D’Arelli. Mr. D’Arelli, 50, has served as the Executive Vice President and Chief Operating Officer of Worthy Lending, LLC since August 2018. Mr. D’Arelli  has also served as the Senior Vice President and Chief Financial Officer of Worthy Peer Capital II, Inc. since inception in October 2019. He also serves as a Senior Vice President of Worthy Lending II, LLC. Since October 2019 he has served as Senior Vice President and Chief Financial Officer of Worthy Management. Mr. D’Arelli has over 25 years of experience in public accounting, including partnership and senior management positions, and he has extensive experience in auditing public and private companies in such industries as waste management, financial services; broker/dealers; distribution and technology companies, which we believe will be of great value to our Company. From June 2018 until joining Worthy Lending, Mr. D’Arelli was self-employed, providing business advisory and accounting consulting services. From November 2016 until June 2018, Mr. D’Arelli was employed by Attis Industries, Inc. (Nasdaq: ATIS) serving as Chief Financial Officer (November 2016 until April 2017) and SEC Compliance Director (April 2017 until June 2018). From October 2012 until May 2016 he was a partner/shareholder at D’Arelli Pruzansky, P.A., formerly a PCAOB registered accounting firm (the firm voluntarily withdrew as a member of the PCAOB. On March 29, 2018). He continues his affiliations with the American Institute of Certified Public Accountants (AICPA), New York State Society of Certified Public Accountants (NYSSCPA), Florida Institute of Certified Public Accountants (FICPA), and is a Certified Public Accountant in the state of Florida. Mr. D’Arelli received a Bachelor’s Degree in Accounting from St. John’s University in 1992.

Family Relationships

None.

Conflicts of Interest

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is the parent company of Worthy Peer Capital II, Inc. and is also the sole shareholder of Worthy Management and Worthy Peer Capital II, Inc. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities;

●	Worthy Peer Capital II, Inc.’s business is similar to ours and we may be competing for borrowers with it;

●

our executive officers and directors are also executive officers and directors of Worthy Peer Capital II, Inc. and Worthy Management and they do not devote all of their time and efforts to our company; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be paid thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management.

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There are no assurances that any conflicts which may arise will be resolved in our favor. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

Involvement in Certain Legal Proceedings

Joseph D’Arelli is the Senior Vice President and Chief Financial Officer of Worthy Peer Capital, II, the Senior Vice President and Chief Financial Officer of Worthy Management and the Executive Vice President and Chief Operating Officer of Worthy Lending, LLC.

On September 30, 2016, the SEC issued an Order Instituting Cease-and-Desist Proceedings under Administrative Proceeding File No. 3-17605 pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (collectively, the “Order”) against D’Arelli Pruzansky, P.A. (the “Firm”), Joseph D’Arelli, CPA, and Mitchell Pruzansky, CPA (collectively, the “Respondents”). Respondents consented to the Order pursuant to Offers of Settlement, accepted by the SEC, pursuant to which Respondents neither admitted nor denied the findings in the Order. During a PCAOB inspection in July 2015, the Firm was informed that it had failed to comply with the SEC’s partner rotation requirements because Mr. D’Arelli and Mr. Pruzansky performed quarterly reviews after being the lead audit partner for five consecutive audits, with respect to two issuer audit clients. In August 2015, the Firm reviewed all of its engagements and self-reported instances of such rotation issues regarding additional issuer audit clients. Respondents were ordered to cease and desist from committing or causing any violations and any future violations of Sections 10A(j) and 13(a) of the Securities Exchange Act of 1934 and Rules 10A-2 and 13a-13 thereunder and to pay the SEC, jointly and severally, a civil penalty of $50,000.

Other than the foregoing, no executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Compensation of Directors and Executive Officers

The following table provides the annual compensation for each of our executive officers and directors during 2019.

Name	Year	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)		Total compensation ($)

Sally Outlaw (1)	2019	Chief Executive Officer and director	$81,000	$		$81,000
	2018	Chief Executive Officer and director	$11,000		$0	$11,000

Alan Jacobs (2)	2019	Executive Vice President, Chief Operating Officer and director	$184,570	$		$184,570
	2018	Executive Vice President, Chief Operating Officer and director	$31,000		$0	$31,000

(1)	We did not compensate Ms. Outlaw for her services to us in 2018; she was compensated by our parent company, WFI. The amount of her 2018 compensation represents the allocation to us from WFI of a portion of her compensation.

(2)	Historically we did not compensate Mr. Jacobs for his services; he was also compensated by our parent WFI. The amount of Mr. Jacobs’ compensation in 2018 includes $15,000 which represents the allocation to us from WFI of a portion of his compensation. Beginning in September 2018 we began to compensate Mr. Jacobs for his services at the rate of $4,000 per month, payable monthly. In January 2019 we increased the amount of his compensation to $11,500 per month and he no longer receives any compensation from WFI. Under the terms of our oral agreement with him, he is also entitled to reimbursement for out-of-pocket expenses and a cash bonus, payable as of August 31 of each year, equal to 1% of the principal amount of loans we have then outstanding, payable quarterly in advance. The terms of this arrangement may be amended by our board of directors, of which Mr. Jacobs is a member, at any time.

24

Effective January 1, 2020, pursuant to the Management Services Agreement with Worthy Management, Worthy Management agreed to provide the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management (collectively the “Services”). The Company agreed to pay Worthy Management a monthly management services fee, in advance, equal to the costs of Worthy Management incurred by it in providing the staff and office expenses as included in the Services.

Item 4.	Security Ownership of Management and Certain Securityholders.

We currently have 100 shares of our Common Stock outstanding, which are all owned by WFI.

 The following table sets forth information regarding the beneficial ownership of WFI’s common stock by:

●	each person known by us to be the beneficial owner of more than 5% of its common stock;

●	each of its directors;

●	each of its named executive officers; and

●	WFI’s named executive officers and directors as a group.

WFI has 1,299,030 shares outstanding. Unless specified below, the business address of each of WFI’s stockholders is c/o One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, Florida 33487. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of WFI’s common stock outstanding on that date and all shares of its common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of WFI’s common stock owned by them, except to the extent that power may be shared with a spouse.

	Common Stock
Name and Address of Beneficial Owner	Shares	%
Sally Outlaw	536,598	41. 3%
Alan Jacobs	274,371	21.1%
Jungkun (“Jang”) Centofanti (1)	59,876	4.6%
Todd Lazenby (2)	10,000	*
Dara Albright (2)	10,000	*
Stefanie Crowe (2)	10,000	*
All WFI officers and directors as a group (six persons) (1)(2)	900,845	69.4%
Pohlman Living Trust (3)	100,000	7.7%
Jack W. Richards and Susan Richards	190,356	14.7%

(1)	Includes 36,076 shares issuable upon the exercise of vested stock options.

(2)	Non-executive member of WFI’s Board of Directors.

(3)	Dr. Randolph H. Pohlman holds voting and dispositive control over securities held of record by the trust.

*Equal to or less than 1%.

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Item 5.	Interest of Management and Others in Certain Transactions.

During 2019 and 2018 our parent and other related parties have lent us funds for operations or otherwise made capital commitments to us.

The Company was obligated to reimburse Alan Jacobs, its chief operating officer for advancing the Company funds to cover costs such as filling fees and organizational expense. The balance due was $1,097 at December 31, 2019 and this amount was paid back to the officer in February of 2019.

The Company was obligated to reimburse its parent company for advancing the Company funds to cover costs such as accounting, audit and legal expenses. The balance due was $26,425 at December 31, 2018 and the amount due is due on demand, unsecured and interest free.

During the year ended December 31, 2018, the Company received equity cash contributions of $50,000 from its parent company. During the year ended December 31, 2018, the Company’s parent company forgave $79,940 of the parent company debt, which was recorded as capital contributions.

During the year ended December 31, 2019, the Company received equity cash contributions of $325,000 from its parent company. During the year ended December 31, 2019, the Company’s parent company forgave $26,425 of the parent company debt, which was recorded as capital contributions.

The Company has also shared administrative and marketing expenses of approximately $80,000 for the year ended December 31, 2018, with its parent company Worthy Financial, Inc.

There is $100,000 due from our Chief Executive Officer and $100,000 due from our Chief Operating Officer. The $100,000 due from each of the Chief Executive Officer and the Chief Operating Officer are notes receivable accruing interest at 10% per annum. The notes are due August 26, 2022. The notes are secured by 101,772 and 101,771 of the common stock of Worthy Financial, Inc. The shares are being held by Worthy Lending, LLC to the extent of the obligation. As of December 31, 2019 the accrued interest on these loans totaled $6,667.

There is $500,000 due from Worthy Management, Inc., which is a non-interest bearing advance that will cover future expenses incurred by Worthy Management on behalf of the Company.

Effective January 1, 2020, pursuant to the Management Services Agreement with Worthy Management, Worthy Management agreed to provide the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management (collectively the “Services”). The Company agreed to pay Worthy Management a monthly management services fee, in advance, equal to the costs of Worthy Management incurred by it in providing the staff and office expenses as included in the Services.

The foregoing transactions are described in detail in notes to the consolidated financial statements appearing later in this report.

Item 6.	Other Information.

None.

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Item 7.	Financial Statements.

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of:

Worthy Peer Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Worthy Peer Capital, Inc. and Subsidiary (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in shareholder’s equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the consolidated financial statements, the Company has a net loss and cash used in operations of $3,406,356 and $1,539,664 respectively, in 2019, and has a shareholder’s deficit and an accumulated deficit of $3,058,611 and $3,599,576, respectively, and total liabilities exceeded total assets by approximately $3,059,000 at December 31, 2019. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2018.

Boca Raton, Florida

April 27, 2020

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member Center for Public Company Audit Firms

F-2

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Balance Sheets

	As of
	December 31, 2019	December 31, 2018
ASSETS

ASSETS
Cash	$7,502,191	$1,333,560
Loans receivable held for investment, net of $1,841,315 and 0 reserve at December 31, 2019 and 2018, respectively	10,161,592	1,200,000
Investments - Marketable Securities	4,460,646	-
Mortgages loans held for investment	1,774,000	-
Interest receivable	110,088	3,200
Interest receivable - related parties	6,667	-
Due from related parties	700,000	-
Other receivable	75,000	-
Prepaid expenses	5,286	1,250
Right to use asset	238,474	-
Property and equipment, net	8,158	-
Security deposit	11,618	-
TOTAL ASSETS	$25,053,720	$2,538,010

LIABILITIES AND SHAREHOLDER’S DEFICIT

LIABILITIES
Bond liabilities	$27,605,438	2,422,190
Accounts payable	11,900	25,593
Accrued expenses	124,664	4,000
Accrued interest	90,938	24,340
Deferred revenue	40,917	38,045
Lease liability	238,474	-
Advances from parent	-	26,425
Advances from officer	-	1,097
TOTAL LIABILITIES	28,112,331	2,541,690

Commitments and contingencies (Note 13)	-	-

Shareholder’s Deficit
Common Stock, par value $0.0001, 100 shares authorized, and 100 shares issued and outstanding	-	-
Additional paid-in capital	540,965	189,540
Accumulated deficit	(3,599,576)	(193,220)
Total Shareholder’s Deficit	(3,058,611)	(3,680)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$25,053,720	$2,538,010

The accompanying notes are an integral part of these consolidated financial statements

F-3

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Statements of Operations

	Year ended December 31, 2019	Year ended December 31, 2018

Interest and Dividend Income
Interest on investments and cash	$763,676	$35,461
Dividend Income	7,550	-
Total interest and dividend income	771,226	35,461

Interest expense
Interest expense on bonds	566,389	27,297
Interest expense - participant	6,427	-
Total interest expense	572,816	27,297

Net interest income	198,410	8,164

Other Income
Loan fees	202,118	12,015
Other income	75,000	-
Interest income - related party	6,667	-
Total other income	283,785	12,015

Other expenses
General and administrative expenses	2,035,384	163,054
Provision for loan losses	1,841,315	-
Unrealized losses on marketable securities, net of gains	11,852	-
Total other expenses	3,888,551	163,054

Loss Before Income Taxes	(3,406,356)	(142,875)

Less Provision for Income Taxes	-	-

Net Loss	$(3,406,356)	$(142,875)

Earnings per common share (basic and diluted):

Net loss per common share	$(34,063.56)	$(1,428.75)
Weighted average number of shares outstanding	100	100

The accompanying notes are an integral part of these consolidated financial statements

F-4

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Statements of Changes in Shareholder’s Equity (Deficit)

For the Year Ended December 31, 2019

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Deficit	Total

Balance at December 31, 2017	100	$-	$59,600	$(50,345)	$9,255

Capital contribution from parent	-	-	50,000	-	50,000

Parent debt forgiven			79,940	-	79,940

Net loss	-	-	-	(142,875)	(142,875)

Balance at December 31, 2018	100	$-	$189,540	$(193,220)	$(3,680)

Capital contribution from parent	-	-	325,000	-	325,000

Parent debt forgiven	-	-	26,425	-	26,425

Net loss	-	-	-	(3,406,356)	(3,406,356)

Balance at December 31, 2019	100	$-	$540,965	$(3,599,576)	$(3,058,611)

The accompanying notes are an integral part of these consolidated financial statements

F-5

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Year ended December 31, 2019	Year ended December 31, 2018

Cash flows from operating activities:
Net loss	$(3,406,356)	$(142,875)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Bonds issued for marketing services	40,370	10,040
Depreciation expense	925	-
Provision for loan losses	1,841,315	-
Unrealized losses on marketable securities, net	11,852	-
Changes in working capital items:
Prepaid expense	(4,036)	(1,250)
Accounts receivable	(75,000)	-
Security deposit	(11,618)	-
Interest receivable	(106,888)	(3,200)
Interest receivable - related party	(6,667)	-
Accrued interest	66,598	24,340
Deferred revenue	2,872	38,045
Accrued expenses	120,664	4,000
Accounts payable	(13,695)	25,595

Net cash used in operating activities	(1,539,664)	(45,305)

Cash flows from investing activities:
Purchase of investment securities	(4,472,498)	-
Purchase of property and equipment	(9,082)	-
Loans to related parties	(700,000)	-
Proceeds/(Payments) from officer	(1,097)	-
Loan disbursements	(12,576,907)	(1,200,000)

Net cash used in investing activities	(17,759,584)	(1,200,000)

Cash flows from financing activities:
Advances from parent	-	90,801
Repayments to parent	-	(31,620)
Parent capital contributions	325,000	50,000
Proceeds from bonds	32,789,306	2,780,827
Redemption of bonds	(7,646,427)	(368,678)

Net cash provided by financing activities	25,467,879	2,521,330

Net change in cash	6,168,631	1,276,025

Cash at beginning of year	1,333,560	57,535

Cash at end of year	$7,502,191	$1,333,560

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$499,790	$2,957
Cash paid for taxes	$-	$-

Supplemental Non-Cash Investing and Financing Information

Parent company loan converted to capital	$26,425	$79,940

The accompanying notes are an integral part of these consolidated financial statements

F-6

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Peer Capital, Inc., a Delaware corporation, (the “Company,” “WPC”, “we,” or “us”) was founded on June 9, 2016. On August 27, 2018, the Company organized Worthy Lending, LLC, a Delaware limited liability company, as a wholly owned subsidiary. Through our wholly owned subsidiary Worthy Lending, LLC (“WL”), we loan or participate in secured loans, primarily to small business borrowers. We offer our Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Peer Capital website. We also market and sell our Worthy Bonds directly to investors.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), or “Worthy Financial” which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. WFI also owns the technology on the website. This technology is defined as the “Worthy Technology Platform.”

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $3,406,000 and $1,540,000, respectively, for the year ended December 31, 2019. At December 31, 2019 we had a shareholder’s deficit and accumulated deficit of approximately $3,059,000 and $3,600,000, respectively, and total liabilities exceeded total assets by approximately $3,059,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2020, the Company continues to incur losses, however, the Company has a qualified Form 1-A Regulation A Offering Statement which allows the Company to continue to raise capital.

In response to the losses incurred in 2019 and 2018, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in the second quarter of 2019, the Company’s loans receivable and investments began to generate significant revenue. Cash on hand was approximately $7,500,000 at December 31, 2019. This cash was obtained through the sale of our Worthy Bonds. Due to the recent events surrounding the Coronavirus pandemic, the Company has experienced much higher than usual bond redemptions in the year 2020, see Note 17 “Subsequent Events.” Due to these increased redemptions in April of 2020, our cash balance has decreased to approximately $1,885,000, although our Investments – marketable securities balance has increased to approximately $5,577,000, in April of 2020.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiary, Worthy Lending, LLC.

All significant intercompany accounts and transactions have been eliminated in consolidation.

F-7

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, and due from related parties, the useful lives of property and equipment, the estimate of the fair value of the lease liability and related right of use asset, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, loans receivable, interest receivable, accounts receivable, account payable, accrued expenses, accrued interest and bond liabilities. The carrying amount of these financial instruments approximates fair value due to length of maturity of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

F-8

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Marketable Securities

On January 1, 2018 the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from marketable equity securities to be recognized in operations.

Marketable securities consist of various fixed income and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company classifies its marketable securities as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. The Company classifies marketable securities available to fund current operations as assets on its consolidated balance sheet. Marketable securities are recorded at fair value, with unrealized gains and losses included as a component of other income and expenses in the statement of operations. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis. There were no realized gains or losses on marketable securities for the years ended December 31, 2019 or 2018.

The Company reviews marketable securities for other-than-temporary impairment whenever the fair value of a marketable security is less than the amortized cost and evidence indicates that a marketable security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the marketable security, or if it is more likely than not that the Company will be required to sell the marketable security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Cost Method of Accounting for Investments

Investments in equity securities that do not have readily determinable fair values and do not qualify for consolidation or the equity method are carried at cost. Dividends received from those companies are included in other income. Dividends received in excess of the Company’s proportionate share of accumulated earnings are applied as a reduction of the cost of the investment. Other than temporary impairments to fair value are charged against current period income. Any of our investments in privately held entities are primarily accounted for under the cost method. At December 31, 2019 and 2018, the Company did not have any cost method investments.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Included in loans held for investment are loans that we participate in with other asset based lenders. Also included in loans held for investment is the netting of a borrower loan balance when we participate out a portion of a loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate, and is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 9.5% and 10.5% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

F-9

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Accrued Interest Receivable

In accordance with ASC 360-20-30-5A, the Company includes, in the reserves for loans receivable an amount attributed to accrued interest receivable.

In accordance with ASC 360-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan Fees are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred as deferred revenue to be recognized as non-interest income over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans held for investment through charges to the provision for loan losses in compliance with ASC 326 “Financial Instruments – Credit Losses.” Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company places a loan receivable on non-accrual status when management believes collectability is not probable. If the Company receives a principal or interest payment on a loan receivable that is on non-accrual status, we will recognize interest income on that payment and we will immediately resume accrual of interest.

Property and equipment

Property and equipment and leasehold improvements are recorded at its historical cost. The cost of property and equipment is depreciated over the estimated useful lives, when placed in service, (ranging from 3 -5 years) of the related assets utilizing the straight-line method of depreciation. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Ordinary repairs and maintenance are expensed when incurred and major repairs will be capitalized and expensed if it benefits future periods.

F-10

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Leases

In February of 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02-Leases (Topic 842), which significantly amended the way companies are required to account for leases. Under the updated leasing guidance, some leases that did not have to be reported previously are now required to be presented as an asset and liability on the balance sheet. In addition, for certain leases, what was previously classified as an operating expense must now be allocated between amortization expense and interest expense. The Company adopted this update as of January 1, 2019 using the modified retrospective transition method and prior periods have not been restated. Upon implementation, the Company recognized an initial operating lease right-of-use asset of $264,314 and operating lease liability of $259,018. Due to the simplistic nature of the Company’s leases, no retained earnings adjustment was required. See Note 12 for further details

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees and collateral management fees are reflected as non-interest income in our statement of operations.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

Impairment of long-lived assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. No impairments were noted during the year-ended December 31, 2019 or 2018.

Allocation of expenses Incurred by Parent on Behalf of the Company

During 2018, costs incurred by our parent have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

Management believes that the consolidated statements of operations in 2018 include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

F-11

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is subject to income taxes in the United States Federal jurisdiction and Florida. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in its income tax expense. No interest or penalties have been accrued for all periods presented.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at December 31, 2019 and 2018.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 5. INVESTMENTS

The Company maintains a portfolio of investments on its consolidated balance sheet as marketable securities held at fair value. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost. The Company typically invests in a portfolio of private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, certificates of deposit, asset backed securities, and U.S. treasury securities are intended to mitigate risk and minimize potential risk of principal loss. The Company’s investment policy limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

F-12

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The eREITs are public, non-traded REITs that invest in small-cap commercial real estate projects. The Company owns shares in the limited liability companies that hold the real estate projects, and the investments target different mandates including, growth, income, and geographic strategies. The Company also through another company platform fractionally invests in loans that are collateralized and secured by the underlying real estate asset with a first lien position. The REIT investment is in a multi-housing income REIT, formed to originate, invest in, and manage a diversified portfolio primarily consisting of investments in multi-housing within the continental U.S. in the areas of student housing, multi-housing, conventional apartments, and senior living (both existing and new development projects). The Company owns public preferred stock, which receives an 8.25% annual dividend. Investment distributions are accounted for as dividend income. There were no marketable securities that had been in an unrealized loss position for more than 12 months as of December 31, 2019 or 2018. During the year ended December 31, 2019 and 2018, the Company had unrealized losses net of gains of $11,852 and $0, respectively.

The following is a breakdown of the marketable securities as of December 31, 2019.

NOTE 6. LOANS RECEIVABLE

Commencing in September of 2018, the Company, through its wholly owned subsidiary WL, began loaning funds directly to borrowers and through participation agreements with other lenders under loan agreements for an aggregate amount of $1,200,000, with small business borrowers based in the United States. During the year ended December 31, 2019 the Company loaned an additional aggregate amount of $10,802,907 to small business borrowers based in the United States. The gross balance due the Company at December 31, 2019 is $12,002,907. The loan receivable balance net of the loan loss reserve at December 31, 2019 is $10,161,592. The loans pay interest at varying rates ranging from 0.62% per month to 1.5% per month and collateral management fees ranging from of 0.5% to 1% per month. The loan agreements have customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as non-interest income over the term of the loan. One of the loans has an annual facility fee, which is being amortized into income over one year. The term of the loans range from two to three years, with no prepayment penalty and generally pay only interest in year one, then begins paying principal and interest in later years. The loans are secured by the assets of the borrowers. These investments were funded by our bond sales. There was no loan allowance required at any time during the year ended December 31, 2018. The loan loss reserve was $1,841,315 at December 31, 2019, which was an increase of $1,841,315 from December 31, 2018. One of our loans receivable has a gross balance at December 31, 2019 of approximately $3,000,000, and 33.33% of that loan has been participated out leaving a net balance of approximately $2,000,000.

The beginning balance of our loan loss reserve at December 31, 2018 was $0, the current period provision for expected losses is $1,841,315, the ending balance at December 31, 2019 is $1,841,315.

Our non-performing loans receivable totaled $230,052 at December 31, 2019 and consisted of one loan and the Company has reserved $230,052 for this loan in the loan loss provision. At December 31, 2018 the Company had no loans designated as non-performing.

At December 31, 2019, the Company had 1 loan receivable past due and on non-accrual status, which was past due by 119 days. The loan had a principal balance of $230,052 and accrued interest receivable balance of $9,073 at December 31, 2019. We received approximately $12,000 of interest income and recorded approximately $21,000 of interest income on this loan during the year ended December 31, 2019. The reserve for loan loss on this loan was $230,052 and $9,073 for the accrued interest receivable at December 31, 2019. The Company through a liquidator sold the collateral for $10,000 and after costs received $0.

F-13

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 7. MORTGAGES LOANS HELD FOR INVESTMENT

During the year ended December 31, 2019, the Company invested in 8 loans for a total of $1,774,000. Each loan is secured by a mortgage in the real estate, and is located in the state of Florida. Each loan has a maturity date of 2 years and matures on various dates ranging between March of 2021 and December of 2021.These loans pay interest at rates between 9.5% and 10.5% and is serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status as of December 31, 2019.

NOTE 8. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment—at cost, less accumulated depreciation:

December 31, 2019
Leasehold improvements	3,711
Property and equipment	5,372

Total cost	9,083

Less accumulated depreciation	(925)

Net, property and equipment	$8,158

Depreciation expense for the years ended December 31, 2019 and 2018 was $925 and $0, respectively.

NOTE 9. BOND LIABILITIES

On January 4, 2018 our Regulation A+ Registration Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds.

During the years ended December 31, 2019 and 2018, the Company sold approximately $32,800,000 and $2,800,000 of Worthy Bonds, respectively. The Bonds have a three year term, renewable at the option of the bond holder, accrue interest at 5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and the Company may redeem the bonds at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $91,000 and $24,000 of accrued interest related to these outstanding bonds at December 31, 2019 and 2018, respectively. During the years ended December 31, 2019 and 2018, approximately $7,700,000 and $370,000 of bonds, principal and interest were redeemed, respectively. The Bond liabilities balance at December 31, 2019 and 2018 was $27,605,438 and $2,422,190, respectively.

NOTE 10. ADVANCES FROM OFFICER

The Company is obligated to reimburse one of its officers for advancing the Company funds to cover costs such as filling fees and organizational expense. The balance due is $0 and $1,097 at December 31, 2019 and 2018, respectively, and is due on demand, unsecured and interest free. This amount was paid back to the officer in February of 2019.

F-14

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 11. ADVANCES FROM PARENT

The Company is obligated to reimburse its parent for advancing the Company funds to cover costs such as accounting, audit and legal expenses. The balance due is $0 and $26,425 at December 31, 2019 and 2018, respectively, and is due on demand, unsecured and interest free.

NOTE 12. INCOME TAXES

For the year ended December 31, 2019 and 2018, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of carry forward tax credits.

The components of the net deferred tax assets for the year ended December 31, 2019 and 2018 are as follows:

	Year ended December 31, 2019	Year ended December 31, 2018
Net Operating Loss	$433,000	$48,000
Loan loss reserve	453,000	-
Less: Valuation allowance	(886,000)	(48,000)
Net deferred tax asset	$-	$-

The net deferred tax assets have been fully offset by a valuation allowance at December 31, 2019 and 2018. The increase in the valuation allowance in 2019 was $838,000.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the year ended December 31, 2019 and 2018 and the actual tax provisions for the year ended December 31, 2019 and 2018.

	2018	2018

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes	(3.6)%	(3.6)%
Increase in valuation allowance	24.6%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At December 31, 2019 and December 31, 2018 the Company had Federal net operating loss carry forwards of approximately $1,760,000 and $193,000, respectively. The net operating loss carry forward at December 31, 2019 can be carried forward indefinitely subject to annual usage limitations.

NOTE 13. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

F-15

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Lease commitments

The Company sublet office space from an officer of the Company until August 1, 2019, see below under “Operating Lease Right of Lease Obligation.” Beginning in October of 2018 through July 31, 2019, the Company began paying rent to the landlord directly, for its share of the space, although the Company is still sub-leasing through the officer. The monthly rent was approximately $600.

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

Operating Lease Right of Use Obligation

The Company adopted Topic 842 on January 1, 2019. With the adoption of Topic 842, the Company’s consolidated balance sheet now contains the following line items: Operating lease right-of-use assets, and Operating lease liabilities.

On August 1, 2019 the Company commenced a 5 year lease for its corporate headquarters located in Boca Raton, Florida. As part of the lease the Company was required to make a security deposit of $11,618. Monthly rent is $5,296 inclusive of sales tax and the lease contains an annual escalation clause of 4%.

As all the existing leases subject to the new lease standard were previously classified as operating leases by the Company, they were similarly classified as operating leases under the new standard. The Company has determined that the identified operating leases did not contain non-lease components and require no further allocation of the total lease cost. Additionally, the agreements in place did not contain information to determine the rate implicit in the leases, so we used our incremental borrowing rate as the discount rate. Our weighted average discount rate is 10% and the weighted average remaining lease term as of December 31, 2019 is 55 months.

As of December 31, 2019, operating lease right-of-use assets and liabilities arising from operating leases was $238,474 and $238,474, respectively. During the year ended December 31, 2019, cash paid for amounts included for the measurement of lease liabilities was approximately $21,200 and the Company recorded operating lease expense of $20,500.

The following is a schedule showing the future minimum lease payments under operating leases by years and the present value of the minimum payments as of December 31, 2019.

2020	$64,612
2021	$67,203
2022	$69,902
2023	$72,705
2024	$43,388
Total Operating Lease Obligations	$317,810
Less: Amount representing interest	$(79,336)
Present Value of minimum lease payments	$238,474

F-16

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 14. EQUITY

On June 9, 2016, the Company was founded with the issuance of 1 million shares of our $0.0001 per share par value common stock for $100 to WFI. WFI is the sole shareholder of the Company’s common stock.

On December 8, 2017, the Company amended its certificate of incorporation changing the total authorized shares to 6,000,000 from 50,000,000 of which 5,000,000 shall be common and 1,000,000 shall be preferred.

On February 4, 2020 the Company amended its certificate of incorporation as said forth; the total number of shares of stock which this Corporation is authorized to issue is One Hundred (100) shares of Common Stock, par value $0.0001 per share. Series of Preferred Stock may be created and issued from time to time, which such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualification, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. Such amendment has been accounted for retroactively for all periods presented in the accompanying consolidated financial statements.

During the year ended December 31, 2018, the Company received equity cash contributions of $50,000 from WFI.

During the year ended December 31, 2018, WFI forgave $79,940 of parent company debt, which was recorded as capital contributions.

During the year ended December 31, 2019, the Company received equity cash contributions of $325,000 from WFI.

During the year ended December 31, 2019, WFI forgave $26,425 of parent company debt, which was recorded as capital contributions.

NOTE 15. RELATED PARTIES

The Company has loans from its parent company and an officer of the Company, see notes 9 and 10. The Company has also received capital contributions from its parent company, see note 14. Lastly, the Company has shared administrative and marketing expenses of approximately $80,000 for the year ended December 31, 2018.

Due from related parties of $700,000 includes $500,000 due from a sister company, $100,000 due from our CEO and $100,000 due from our COO. The $500,000 is due from Worthy Management, Inc. (“WM”) and is a non-interest bearing advance that will cover future expenses incurred by Worthy Management on behalf of the Company. See Note 16 “Subsequent Events.” The $100,000 due from each of the CEO and COO are Notes Receivable accruing interest at 10% per annum. The notes are due August 26, 2022. The notes are secured by 101,772 and 101,771 of the common stock of Worthy Financial, Inc., secured by certificate number 24 and 25, evidencing ownership of such shares by the officers. The shares are being held by Worthy Lending, LLC to the extent of the obligation. As of December 31, 2019 the accrued interest on these loans totals $6,667.

NOTE 16. CONCENTRATIONS

The loans receivable net balance of $10,161,592 is due from 21 small business borrowers, 2 borrowers each constituting approximately 19% of the total balance.

F-17

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The mortgage loans held for investment balance of $1,774,000 are due from 8 borrowers, 1 borrower’s balance due is approximately 22.5% of the total balance and 1 represents approximately 14% while 3 others each represent approximately 11% of the total balance due.

Concentration of Credit Risk - The Company is subject to potential concentrations of credit risk in its cash and investments accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at December 31, 2019 and 2018. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (SIPC) up to $500,000, which includes a $250,000 limit for cash. At December 31, 2019 and 2018, the aggregate balances were in excess of the insurance and therefore, pose some risk since they are not collateralized. The Company has historically not experienced any losses on its cash and investments in relation to FDIC and SIPC insurance limits.

NOTE 17. SUBSEQUENT EVENTS

Worthy Bond sales subsequent to December 31, 2019, through April 27, 2020 were approximately $14,645,000, while bond redemptions were approximately $15,800,000 during the same period. These sales have been recorded as an increase in cash and an increase in a corresponding liability and the bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

On January 2, 2020, the Company signed a Management services agreement with WM, whereas the Company has requested that WM provide certain management services and personnel pursuant to the terms of the agreement. WM will pass through the expenses paid without charging any additional amounts.

On February 24, 2020 the Company amended its certificate of incorporation as said forth; the total number of shares of stock which this Corporation is authorized to issue is One Hundred (100) shares of Common Stock, par value $0.0001 per share. Series of Preferred Stock may be created and issued from time to time, which such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualification, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. Such amendment has been accounted for retroactively for all periods presented in the accompanying consolidated financial statements.

Following the qualification by the SEC of our offering statement (the “Offering Statement”) on Form 1-A under SEC File No. 024-10766, in January 2018 we began offering our worthy bonds (the “Worthy Bonds”) in a Regulation A exempt offering (the “Offering”) of $50 million aggregate principal amount (“Maximum Offering Amount”). On March 17, 2020, we completed the Offering. From January 2018 through March 17, 2020, we sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors in the Offering. Notwithstanding the completion of the Offering, we inadvertently sold after March 17, 2020, $630,380 more (the “Oversubscribed Bonds”) than the Maximum Offering Amount allowable under the Offering Statement due to a coding error as to redemption transactions in our software (the “Oversubscription”). As a result of the Oversubscription, on March 25, 2020, we rescinded the purchase and sale of the Oversubscribed Bonds by refunding and crediting the accounts of the 2,250 purchasers of the Oversubscribed Bonds their respective investment amounts, without any deduction therefrom, and cancelling the Oversubscribed Bonds.

The Company has evaluated these consolidated financial statements for subsequent events through April 27, 2020, the date these consolidated financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

F-18

Item 8.	Exhibits.

		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date Filed	Number	Herewith

2.1	Certificate of Incorporation of Worthy Peer Capital, Inc., filed with the Delaware Secretary of State on June 9, 2016.	1-A	11/27/2017	2.1
2.2	Certificate of Amendment to Certificate of Incorporation of Worthy Peer Capital, Inc., filed with the Delaware Secretary of State on February 24, 2020.	1-U	03/04/2020	2.1
2.3	Bylaws of Worthy Peer Capital, Inc.	1-A	11/27/2017	2.2
3.1	Form of Worthy Peer Capital Bond.	1-A	11/27/2017	3.1
3.2	Worthy Bond Investor Agreement.	1-A	11/27/2017	3.2
6.1	Redemption Agreement between Worthy Peer Capital, Inc and Worthy Financial, Inc. dated February 20, 2020.	1-U	03/04/2020	6.1
6.2	Management Services Agreement between Worthy Peer Capital, Inc and Worthy Management, Inc. dated January 2, 2020.				*

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: April 27, 2020	Worthy Peer Capital, Inc.

	By:	/s/ Sally Outlaw
Sally Outlaw
Chief Executive Officer, principal executive officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Dated: April 27, 2020	/s/ Sally Outlaw
Sally Outlaw
Director, Chief Executive Officer, principal executive officer

Dated: April 27, 2020	/s/ Alan Jacobs
Alan Jacobs
Director, Executive Vice President and Chief Operating Officer; principal financial and accounting officer

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